Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

MITEK SYSTEMS, INC.

It is hereby certified that:

FIRST: The present name of the corporation (the “Corporation”) is Mitek Systems, Inc. The name under which the Corporation was originally incorporated is Mitek Systems of Delaware, Inc.; and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is May 29, 1986.

SECOND: The provisions of the Certificate of Incorporation of the Corporation as heretofore amended and/or supplemented are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled Restated Certificate of Incorporation of Mitek Systems, Inc., without further amendment and without any discrepancy between the provisions of the Certificate of Incorporation of the Corporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

THIRD: The Board of Directors of the Corporation has duly adopted this Restated Certificate of Incorporation of the Corporation pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware in the form set forth as follows:

“RESTATED CERTIFICATE OF INCORPORATION

OF

MITEK SYSTEMS, INC.

1. The name of the corporation (the “Corporation”) is Mitek Systems, Inc.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Forty-one Million (41,000,000) shares consisting of One million (1,000,000) shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”), and Forty million (40,000,000) shares of Common Stock, $0.001 par value per share (the “Common Stock”).

The designation of, the number of shares constituting and the rights, preferences, privileges and restrictions relating to the initial series of Preferred Stock are as follows:

A. Designations. The initial series of Preferred Stock shall be designated “Class A Preferred Stock.”

B. Number of Shares. The number of shares constituting the Class A Preferred Stock shall be 327,025 shares.

C. Dividend Provisions. The holders of the Class A Preferred Stock shall be entitled to share in all cash dividends and cash distributions declared on or with respect to the Common Stock on a basis that assumes that all shares of the Preferred Stock have been converted into Common Stock at the then effective Conversion Rate (as defined in Section 4(E)(iii)).

D. Liquidation Preference.

(i) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Class A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or other classes of preferred stock by reason of their ownership thereof, an amount per share equal to the sum of $4.60 for each outstanding share of Class A Preferred Stock. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Class A Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Class A Preferred Stock in proportion to the amount of such stock owned by each such holder.

(ii) After the distribution described in subsection (i) above has been paid, the holders of Common Stock shall be entitled to receive out of the remaining assets of the Corporation available for distribution to shareholders, an amount per share equal to the sum of $0.46 for each outstanding share of Common Stock, as adjusted for any stock splits, dividends or combinations. If the assets and funds thus distributed among the holders of Common Stock shall be insufficient to permit the payment to such holders of the full amounts so specified, then those assets and funds of the Corporation legally available for distribution, after the distribution specified in subsection (i) above, shall be distributed ratably among the holders of the Common Stock in proportion to the amount of such stock owned by each such holder.

(iii) After the distributions described in subsections (i) and (ii) above have been paid, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Class A Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Class A Preferred Stock at the then effective Conversion Rate).

(iv) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of or transferred to one person or group of persons acting in concert, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4(D), but shall instead be treated pursuant to Section 4(F) hereof.

E. Conversion. The holders of the Class A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(i) Right to Convert. Each share of Class A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for the Class A Preferred Stock, into fully paid and nonassessable shares of Common Stock at the Conversion Rate in effect at the time of conversion, determined as hereinafter provided and upon the terms hereinafter set forth.

(ii) Mechanics of Conversion. Before any holder of Class A Preferred Stock shall be entitled to convert shares of Class A Preferred into shares of Common Stock, he/she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Class A Preferred Stock, and shall give written notice by mail, postage prepaid, to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Class A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering Class A Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Class A Preferred Stock shall not be deemed to have converted such Class A Preferred Stock until immediately prior to the closing of such sale of securities.

(iii) Conversion Rate. Each holder of the Class A Preferred Stock shall be entitled to convert such shares of Class A Preferred Stock into the number of shares of Common Stock which result from multiplying the number of shares of Class A Preferred Stock so held by the Conversion Rate. The initial Conversion Rate shall be ten, and such Conversion Rate shall be subject to adjustment as provided herein.

(iv) Adjustments for Subdivisions or Dividends. In the event the Corporation should at any time or from time to time after the Original Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Rate of the Class A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of outstanding shares, so that on a fully converted basis of all outstanding shares of the Corporation, the percentage of the total outstanding shares held by the holders of the Preferred Stock after the subdivision, combination or other reclassification is the same as the percentage of outstanding shares held by the holders of the Preferred Stock prior to such event. If the number of shares of Common Stock outstanding at any time after the Original Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Rate for the Class A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(v) Other Distributions. Except to the extent a distribution has caused an adjustment to the Conversion Rate pursuant to other provisions of this Section 4(E), in the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights, then, in each such case for the purpose of this subsection, the holders of the Class A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Class A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(vi) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere herein) provision shall be made so that the holders of the Class A Preferred Stock shall thereafter be entitled to receive upon conversion of the Class A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4(E) with respect to the rights of the holders of the Class A Preferred Stock after the recapitalization to the end that the provisions of this Section 4(E) (including adjustment of the Conversion Rate then in effect and the number of shares purchasable upon conversion of the Class A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(vii) No Impairment. Except as otherwise provided in Section 4(H) of this Certificate, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions hereunder and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Class A Preferred Stock against impairment.

(viii) No Fractional Shares and Certificate as to Adjustments.

(a) No fractional shares shall be issued upon conversion of the Class A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the next larger whole share.

(b) Upon the occurrence of each adjustment or readjustment of the Conversion Rate of Class A Preferred Stock pursuant to this Section 4(E), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Class A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Class A Preferred Stock and upon the surrender of the certificate representing outstanding share of Class A Preferred Stock held by the holder, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Rate at the time in effect, and (C) the number of shares of Common Stock which at the time would be received upon the conversion of a share of Class A Preferred Stock.

(ix) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Class A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(x) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Class A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Class A Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(xi) Notices. Any notice required by the provisions of this Section 4(E) to be given to the holders of shares of Class A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his/her address appearing on the books of this Corporation.

F. Merger, Consolidation.

(i) Effect on Shares. At any time, in the event of any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization in which the Corporation shall not be the continuing or surviving entity of such consolidation, merger or reorganization the holders of the Class A Preferred Stock shall receive for each share of such stock in cash or in securities received from the acquiring Corporation, or in a combination thereof, at the closing of any such transaction, an amount equal to the amount of cash and/or securities which the holder would have received had he/she converted the Class A Preferred Stock into Common Stock immediately prior to such transaction.

(ii) Notice. The Corporation shall give each holder of record of Class A Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the shareholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 4(F), and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of two-thirds of the shares of Class A Preferred Stock then outstanding.

(iii) Cumulative Effect. The provisions of this Section 4(F) are in addition to the protective provisions of Section 4(H) hereof.

G. Voting Rights. Except as otherwise expressly provided herein (specifically including, but not limited to the provisions of Section 4(H) hereof) or as required by law, the holder of each share of Class A Preferred Stock shall be entitled to vote on all matters and shall be entitled to the number of votes equal to the largest number of shares of Common Stock into which such shares of Class A Preferred Stock could be converted, pursuant to the provisions of Section 4(E) hereof, at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as otherwise expressly provided for herein or as required by law, the holders of shares of Class A Preferred Stock and Common Stock shall vote together and not as separate classes.

H. Protective Provisions. So long as shares of Class A Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the shares of Class A Preferred Stock then outstanding:

(i) alter or change the rights, preferences or privileges of the shares of such series of Preferred Stock so as to affect adversely the shares; or

(ii) reduce the number of authorized shares of the Preferred Stock below the number of shares then outstanding or increase the number of shares of the Class A Preferred Stock; or

(iii) create any new class or series of stock (i) having a preference over or being on parity with such series of Class A Preferred Stock with respect to dividends or upon liquidation, or (ii) having rights similar to any of the rights of such series of Class A Preferred Stock under this Section 4(H); or

(iv) effect any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization or any transaction or series of related transactions by the Corporation in which in excess of 50% of the Corporation’s voting power is transferred to a single person or group of persons acting in concert; or

(v) effect the sale of all or substantially all of the assets of this Corporation; or

(vi) do any act or thing which would result in taxation of the holders of shares of Class A Preferred Stock under Section 305 of the Internal Revenue Code of 1954, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

I. Status of Converted Stock. In the event any share of Class A Preferred Stock shall be converted pursuant to Section 4(E) hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation, and the Certificate of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

5. The Corporation is to have perpetual existence.

6. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

7. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.

8. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

9. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.”

Signed on November 14, 2011

MITEK SYSTEMS, INC.

By:	/s/ James B. DeBello
Name:	James B. DeBello
Title:	President and Chief Executive Officer

CERTIFICATE OF AMENDMENT

OF

RESTATED

CERTIFICATE OF INCORPORATION

OF

MITEK SYSTEMS, INC.

MITEK SYSTEMS, INC., a Delaware corporation (the “Corporation”), does hereby certify that:

FIRST: The name of the Corporation is MITEK SYSTEMS, INC.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 29, 1986.

THIRD: The Corporation’s Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 14, 2011 (the “Restated Certificate of Incorporation”).

FOURTH: The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions amending the Restated Certificate of Incorporation as follows:

1. The first sentence of the fourth paragraph of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is Sixty-one Million (61,000,000) shares consisting of One million (1,000,000) shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”), and Sixty million (60,000,000) shares of Common Stock, $0.001 par value per share (the “Common Stock”).

FOURTH: Thereafter, pursuant to a resolution of the Board, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 222 and 242 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this CERTIFICATE OF AMENDMENT to be signed by its President and Chief Executive Officer as of the 14th day of February 2013.

MITEK SYSTEMS, INC.

By:	/s/ James B. DeBello
	Name:	James B. DeBello
	Title:	President and Chief Executive Officer

CERTIFICATE OF CORRECTION

OF

MITEK SYSTEMS, INC.

a Delaware corporation

Mitek Systems, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify as follows:

1. The name of the Corporation is Mitek Systems, Inc.

2. A Restated Certificate of Incorporation (the “Restated Certificate”) was filed with the Secretary of State of Delaware on November 14, 2011 and that said Restated Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Restated Certificate is that (a) the second paragraph of the Article thereof numbered “4”, the text of which was filed with the Secretary of State on September 25, 1987, was inadvertently omitted from such Article and (b) the Article numbered “5” of the Corporation’s original certificate of incorporation filed with the Secretary of State on May 29, 1986 was inadvertently omitted from the Restated Certificate and should have appeared in the Restated Certificate as the Article numbered “5” and the subsequent Articles renumbered accordingly.

4. Article 4 of the Restated Certificate is corrected by inserting the following as the second paragraph of such Article:

“The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.”

5. Article 5 of the Restated Certificate is corrected by inserting the following as Article 5 thereof and renumbering the subsequent Articles accordingly (as described in paragraph 6 below):

“The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS
D.A. Hampton	Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801

J.A. Grodzicki	Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801

K. Bowman	Corporation Trust Center 1209 Orange Street Wilmington, Delaware 19801”

6. Articles 5, 6, 7, 8 and 9 of the Restated Certificate are corrected by renumbering such Articles as 6, 7, 8, 9 and 10, respectively. The text of such Articles remains unchanged.

7. All other provisions of the Restated Certificate remain unchanged.

(Signature page follows)

IN WITNESS WHEREOF, Mitek Systems, Inc. has caused this Certificate of Correction to be signed by the undersigned officer of the Corporation this 23rd day of September, 2014.

/s/ Russell C. Clark
Name:	Russell C. Clark
Title:	Chief Financial Officer and Secretary